As filed with the Securities and Exchange Commission on June 13, 2006
Registration No. 333-131972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
AMENDMENT NO. 2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAGLE RIDGE VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	5130	76-0773943
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

301 West Holly Street, D-15
Bellingham, WA 98225
Tel: (360) 820-2620
(Address and telephone number of principal executive offices)

O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: (360) 332-3300
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [               ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [               ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [               ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [               ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share, previously issued to investors	$104,625	$0.03	$104,625	$11.19

(1)	Total represents 3,487,500 shares issued by Eagle Ridge Ventures Inc. in private placement transactions completed on August 31, 2005.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2006

PROSPECTUS

EAGLE RIDGE VENTURES INC.

3,487,500 SHARES COMMON STOCK
----------------

The selling security holders named in this prospectus are offering the 3,487,500 shares of Eagle Ridge Ventures Inc.’s (“Eagle Ridge”) common stock offered through this prospectus.

Eagle Ridge’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.03 per share until such time as the shares of Eagle Ridge’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”).

Eagle Ridge is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. The shares of Eagle Ridge common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending no later than nine months after the date the accompanying registration statement has been declared effective by the SEC, and the actual number of shares sold will vary depending upon the future decisions of the selling security holders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 4 through 6 before buying any shares of Eagle Ridge’s common stock.

This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------

The Date Of This Prospectus is: June 9, 2006

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PROSPECTUS

EAGLE RIDGE VENTURES INC.

3,487,500 SHARES COMMON STOCK

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TABLE OF CONTENTS

		Page

Summary		3
Risk Factors		4
Risks Related to Our Business
-	We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.	4
-	Our supply of recycled textiles is dependent in large part upon donations made to charitable organizations. A significant decrease in the number of charitable donations could negatively impact our operations and financial condition.	4
-	A significant amount of the reclaimed textiles purchased from us are shipped overseas. As such, the demand for the products that we supply may be subject to volatility in foreign economic conditions	4
-	We are highly dependent on our senior management. The loss of our sole executive officer could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.	5
-	Our existing customer base is concentrated and the loss of a major customer would be difficult to replace. The loss of any of our major customers would negatively impact our business	5
-	We obtain the majority of our supplies of reclaimed textiles from a small number of individual suppliers. The loss of any of these suppliers would negatively impact our business	5
Risks Related To This Offering
-	Because our sole executive officer and sole director, Greg McAdam, controls approximately 63.2% of our outstanding common stock, investors may find that the interests of Mr. McAdam may not always be consistent with the interests of other stockholders	5
-	If a market for our common stock does not develop, stockholders may be unable to sell their shares.	5
-	If the selling security holders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	6
-	Because our stock is a penny stock, stockholders will be limited in their ability to sell their stock.	6
Use of Proceeds		6
Determination of Offering Price		6
Dilution		7
Selling Security Holders		7
Plan of Distribution		10
Legal Proceedings		11
Directors, Executive Officers, Promoters and Control Persons		11
Security Ownership of Certain Beneficial Owners and Management		12
Description of Securities		13
Interest of Named Experts and Counsel		14
Experts		14
Disclosure of Commission Position of Indemnification for Securities Act Liabilities		14
Organization Within Last Five Years		15
Description of Business		15
Management’s Discussion and Analysis or Plan of Operation		18
Description of Property		20
Certain Relationships and Related Transactions		20
Market for Common Equity and Related Stockholder Matters		21
Executive Compensation		24
Financial Statements		25
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure		26
Where You Can Find More Information		26

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are a development stage company engaged in the business of buying, selling and shipping reclaimed textiles. Our business is operated through our wholly owned subsidiary, Freshly Pressed Enterprises Inc. (“Freshly Pressed”). Freshly Pressed acquires reclaimed textiles, vintage clothing and specialty products such as toys and high quality wiper rags from charities, municipalities, recycling centers, schools and religious organizations. These items are then sold to large volume wholesale purchasers and occasionally to vintage clothing stores.

Summary Financial Information

Our financial information for the period from inception to August 31, 2005 and for the six month period ended February 28, 2006 is summarized below:

Summary Balance Sheet

	As at August 31, 2005	As at February 28, 2006
	(Audited)	(Unaudited)
Cash	$75,508	$60,586
Total Assets	$102,201	$70,727
Total Liabilities	$44,160	$46,692
Total Stockholders’ Equity	$58,041	$24,035

Summary Statement of Operations
	Period from Inception to	Six Months Ended
	August 31, 2005	February 28, 2006
	(Audited)	(Unaudited)
Revenue	$ 132,033	$93,986
Cost of Sales	$(106,886)	$(74,166)
General and Administrative Expenses	$(41,234)	$(54,394)
Net Loss Before Taxes	$(16,087)	$(34,574)

About Us

We were incorporated on November 15, 2004 under the laws of the State of Nevada. Our principal offices are located at 301 West Holly Street, D-15, Bellingham, WA 98225. Our telephone number is (360) 820-2620.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the material risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.

Our business, operated through our wholly owned subsidiary, Freshly Pressed, has been in operation for less than two years. During this time, we have not been able to achieve profitable operations and there are no assurances that we will be able to do so in the future.

Potential investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the area in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, unanticipated problems relating to fluctuations in the supply and demand for recycled textile products, marketing, competition and additional costs and expenses that may exceed current estimates. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate significant operating revenues in the future or ever achieve profitable operations.

Our supply of recycled textiles is dependent in large part upon donations made to charitable organizations. A significant decrease in the number of charitable donations could negatively impact our operations and financial condition.

Our operations depend to a significant degree on donations made to local and national charitable organizations. During periods of economic recession, the number of charitable donations may decrease. Furthermore, changes in federal tax laws could have an adverse affect on donation patterns. Significant decreases in donations of used clothing could adversely affect our ability to operate our business. As such, economic recessions or changes in tax laws could have a materially adverse affect on our business, operations, revenues and overall financial condition.

A significant amount of the reclaimed textiles purchased from us are shipped overseas. As such, the demand for the products that we supply may be subject to volatility in foreign economic conditions.

A significant portion of our business includes shipments and sales of recycled textiles ultimately destined for foreign countries. Although we do not directly sell to purchasers overseas, many of our customers purchase reclaimed textiles from us in order to satisfy overseas demand. As such, our operations may be indirectly affected by foreign currency fluctuations, changes in the economic condition of foreign countries and changes in foreign laws and regulations, including the imposition of trade embargos and other trade restrictions. Certain Third World and developing countries have placed protectionist tariffs and other trade restrictions on the importation of used clothing in an effort to stimulate local industry.

These and other factors may have a negative impact on our ability to sell reclaimed textiles sourced by us to international purchasers. This, in turn, could have a significant negative impact on our business, results of operations and financial condition.

We are highly dependent on our senior management. The loss of our sole executive officer could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

We believe that our continued success depends to a significant extent upon the efforts and abilities of our senior management and, in particular, Greg McAdam, our sole executive officer and director. Mr. McAdam has approximately 5 years of experience in the used clothing and textiles business. We believe that the loss of Mr. McAdam’s business and management experience could hinder our ability to pursue our stated plan of operation and to obtain additional financing, if and when required.

In addition, our customers and network of suppliers are a result of the business relationships developed by Mr. McAdam on our behalf. The loss of Mr. McAdam could have a significantly detrimental effect on our ability to retain those customers and suppliers and could cause our business to fail.

Our existing customer base is concentrated and the loss of a major customer would be difficult to replace. The loss of any of our major customers would negatively impact our business.

Two customers currently account for 92% of our revenues. The loss of either of these customers would significantly damage our revenue base and future business prospects. We cannot guarantee that either of these customers will remain with us or that we will be able to acquire new customers to replace them in the event of their loss.

We obtain the majority of our supplies of reclaimed textiles from a small number of individual suppliers. The loss of any of these suppliers would negatively impact our business.

We obtain approximately 95% of our supplies of reclaimed textiles from six individual suppliers. In the event of the loss of any of these individual suppliers, we would be forced to find additional sources of reclaimed textiles. If we were unable to find an adequate replacement supplier, it would become difficult for us to maintain our revenue base and would significantly injure our future business prospects.

Risks Related To This Offering

Because our sole executive officer and sole director, Greg McAdam, controls approximately 63.2% of our outstanding common stock, investors may find that the interests of Mr. McAdam may not always be consistent with the interests of other stockholders.

Greg McAdam, our sole executive officer and sole director, controls approximately 63.2% of our issued and outstanding shares of common stock. As the holder of a majority of our outstanding shares of common stock, in accordance with our Articles of Incorporation and Bylaws, Mr. McAdam is able to control who is elected to our Board of Directors. As our sole director, Mr. McAdam is able to control who is appointed as our executive officers. Thus, Mr. McAdam is currently able to control the management of our company. In addition, Mr. McAdam will have the ability to, by himself, approve most corporate actions requiring director or shareholder approval, including fundamental corporate changes, the setting of executive compensation, and the approval of corporate transactions. The interests of Mr. McAdam may not, at all times, be the same as that of other shareholders, and as such, their reliance on Mr. McAdam as the sole executive officer and sole director of our company may be disadvantageous to our minority stockholders.

We do not have any policies in place to protect our minority shareholders from any unilateral actions that may be taken by Mr. McAdam.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and a market may never develop. We currently plan to apply to have our common stock traded on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our common stock may never be traded on the OTC Bulletin Board or, even if traded, a market for our common stock may never materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, investors may not be able to resell the shares of our common stock that they have purchased.

If the selling security holders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling security holders are offering 3,487,500 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange. However, should a market develop, shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 36.8% of the common stock outstanding as of the date of this prospectus.

Because our stock is a penny stock, stockholders will be limited in their ability to sell their stock.

The shares offered by this prospectus will constitute a penny stock under the Exchange Act and are expected to remain classified as a penny stock for the foreseeable future. Classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-2 through 15g-9 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled “Market For Common Equity And Related Stockholder Matters,” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute "forward-looking statements". These statements, identified by words such as “plan”, "anticipate," "believe," "estimate," "should," "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements. Such risks and uncertainties include those set forth under the section titled "Management's Discussion and Analysis or Plan of Operation" and elsewhere in this prospectus. We do not intend to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.03 per share offering price of our common stock was determined based on our internal assessment of what the market would support. Since our inception, we have completed the following private offerings of our common stock:

  We issued 6,000,000 shares of common stock on February 4, 2005 at a price of $0.001 per share to our President, Secretary, Treasurer and sole director, Greg McAdam.
  We completed an offering of 3,487,500 shares of our common stock at a price of $0.02 per share to a total of 48 purchasers on August 31, 2005.

There is no relationship whatsoever between the offering price of the common stock held by the selling security holders and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock is approved for quotation on the OTC Bulletin Board and a public market for our common stock develops, the actual price will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling security holders named in this prospectus.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 3,487,500 shares of common stock offered through this prospectus. The selling security holders acquired the 3,487,500 shares of common stock offered through this prospectus from us at a price of $0.02 per share in an offering that was exempt from registration pursuant to Regulation S of the Securities Act and completed on August 31, 2005.

The following table provides as of June 9, 2006 information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
TRINA ALLEN	2,500	*	2,500	NIL	*
SHELLY ANDRIST	25,000	*	25,000	NIL	*
LINDA ARREDONDO	10,000	*	10,000	NIL	*
AMY BARNES	15,000	*	15,000	NIL	*
ELIZABETH BELL	50,000	*	50,000	NIL	*
BERNADETTE BENNETT	10,000	*	10,000	NIL	*
ROY BENNETT	10,000	*	10,000	NIL	*
CHRIS BENNETT	5,000	*	5,000	NIL	*
HALLIE BIRD	250,000	2.6%	250,000	NIL	*
TAMARA BROOKS	2,500	*	2,500	NIL	*
LANCE BURROWS	10,000	*	10,000	NIL	*

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
ANGELA CLARKE	250,000	2.6%	250,000	NIL	*
MATTHEW CLAYTON	100,000	1.1%	100,000	NIL	*
DANE DEVILLER	125,000	1.3%	125,000	NIL	*
ROSALINDA DEW	175,000	1.8%	175,000	NIL	*
CORINNE FUNK	25,000	*	25,000	NIL	*
PETER GIRGES	10,000	*	10,000	NIL	*
JANICE GAY HOLT	25,000	*	25,000	NIL	*
ANDREW JARVIS	350,000	3.7%	350,000	NIL	*
BLAIR JARVIS	100,000	1.1%	100,000	NIL	*
DENISE JARVIS	125,000	1.3%	125,000	NIL	*
DONALD L. JARVIS	75,000	*	75,000	NIL	*
IAN JARVIS	200,000	2.1%	200,000	NIL	*
GREG KANSKY	27,500	*	27,500	NIL	*
PETER LAW	10,000	*	10,000	NIL	*
TRACY BOWYER LAW	10,000	*	10,000	NIL	*
LENA LEES	2,500	*	2,500	NIL	*
CHRIS MACFARLANE	50,000	*	50,000	NIL	*
THERESA MACKENZIE	10,000	*	10,000	NIL	*
MIKE MAVIUS	125,000	1.3%	125,000	NIL	*
ERIC R. MCADAM	125,000	1.3%	125,000	NIL	*
PENNY MCADAM	125,000	1.3%	125,000	NIL	*
JESSE MOSS	250,000	2.6%	250,000	NIL	*
CHRISTOPHER A. NEARY	10,000	*	10,000	NIL	*
JAMES R. NEUBER	125,000	1.3%	125,000	NIL	*
TERRI ANN NEUBER	125,000	1.3%	125,000	NIL	*
CAROLYN NICHOLSON	25,000	*	25,000	NIL	*
KATY OLIVER	2,500	*	2,500	NIL	*
VICKIE PETRONIO	2,500	*	2,500	NIL	*

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
MARC RENAUD	12,500	*	12,500	NIL	*
SONYA SALOMAA	2,500	*	2,500	NIL	*
JASON W. SHEWCHUK	25,000	*	25,000	NIL	*
TAMMY SHEWCHUK	10,000	*	10,000	NIL	*
KARRI SCHUERMANS	200,000	2.1%	200,000	NIL	*
KENNETH SWANSON	2,500	*	2,500	NIL	*
CHRISTIAN TOTH	200,000	2.1%	200,000	NIL	*
TYSON VILLENEUVE	50,000	*	50,000	NIL	*
LAURA WILLIAMS	10,000	*	10,000	NIL	*
TOTAL	3,487,500	36.8%	3,487,500	NIL	*

Notes
*	Represents less than 1%

(1)	The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 9,487,500 common shares outstanding as of June 9, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

Andrew Jarvis was a member of our Board of Directors from November 15, 2004 until his resignation on August 31, 2005.

Eric McAdam and Penny McAdam are the parents of our President, Secretary, Treasurer and sole Director, Greg McAdam.

No other selling security holder:

(i)	has had a material relationship with us or any of our affiliates other than as a security holder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.03 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply to have our common stock traded on the OTC Bulletin Board, a public market for our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling security holder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling security holders determine from time to time.

The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of June 9, 2006, we have expended approximately $31,000 of the estimated $41,015 cost of this offering. We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things, be required:

1.	Not to engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our resident agent in the State of Nevada is Camlex Management (Nevada) Inc. located at 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. Under the Nevada Revised Statutes, all legal process and any demand or notice authorized by law to be served upon us maybe served upon our resident agent in the State of Nevada.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his respective age and titles as of June 9, 2006 are as follows:

Name	Age	Position
Greg McAdam	26	President, Secretary, Treasurer and Director

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years:

Greg McAdam is our President, Secretary, Treasurer and our sole Director. Mr. McAdam has served in those capacities since November 20, 2004. Following his graduation from high school in 1997, Mr. McAdam was employed by Wesco Ltd., a used clothing transportation company, as a driver until 1999. Between 1999 and 2000, Mr. McAdam worked as a cable installer and sales manager with Expertech Cablecom Inc. From 2000 to 2003, Mr. McAdam was employed as an account manager with Buffalo Industries Inc., a used clothing distributor located in Seattle, Washington. In 2004, Mr. McAdam was employed by Parklane Homes Ltd., a real estate development company, as a sales assistant, until he founded Freshly Pressed in September 2004.

Mr. McAdam currently devotes himself full-time to the operation of our company and Freshly Pressed.

Term of Office

Members of our Board of Directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Personnel

We have no significant personnel other than Greg McAdam, or President, Secretary and Treasurer and our sole Director.

Committees of the Board Of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, Mr. McAdam acts in those capacities as our sole Director.

Audit Committee Financial Expert

Mr. McAdam is our sole director and does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of June 9, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, (iii) named executive officer, and (iv) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Officers and Directors
Common Stock	Greg McAdam President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer Director 301 West Holly Street, D-15 Bellingham, WA 98225	6,000,000 Direct	63.2%
Common Stock	All Officers and Directors as a Group (1 person)	6,000,000	63.2%
Holders of More than 5% of Our Common Stock
Common Stock	Greg McAdam President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer Director 301 West Holly Street, D-15 Bellingham, WA 98225	6,000,000 Direct	63.2%

(1)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 9, 2006. As of June 9, 2006, there were 9,487,500 shares of our common stock issued and outstanding.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. As of June 9, 2006, there were 9,487,500 shares of our common stock issued and outstanding, held by forty nine (49) stockholders of record.

Common Stock

The following is a summary of the material rights and restrictions associated with our capital stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Company in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote. Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our Board of Directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Nevada Anti-Takeover Laws

NRS Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not contain any provisions with respect to acquisitions of controlling interests.

The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 to 78.3793 apply only to a Nevada corporation that:

(a)	has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledgers of the corporation); and

(b)	does business in the State of Nevada, either directly or through an affiliated corporation.

Currently, we do not have 200 stockholders of record, nor do we have any stockholders of record with addresses in the State of Nevada. Furthermore, we do not do business in the State of Nevada and we have no plans to conduct business in the State of Nevada in the foreseeable future. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Amisano Hanson, Chartered Accountants (“Amisano Hanson”), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Amisano Hanson has presented their report with respect to our audited financial statements. The report of Amisano Hanson is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on November 15, 2004 under the laws of the State of Nevada.

The following persons may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their roles in founding and organizing our company:

Andrew Jarvis
Greg McAdam

Mr. Jarvis acted as a member of our Board of Directors from November 15, 2004 until the date of his resignation on August 31, 2005. Mr. Jarvis acquired 350,000 shares of our common stock at a price of $0.02 per share, as part of the offering completed by us on August 31, 2005. Mr. Jarvis is named as one of the selling security holders in this prospectus.

Mr. McAdam has been involved in those transactions with us described under the heading “Certain Relationships and Related Transactions,” below.

DESCRIPTION OF BUSINESS

IN GENERAL

We are engaged in the business of buying and selling reclaimed textiles. We operate our business through our wholly owned subsidiary, Freshly Pressed Enterprises Inc., a company incorporated under the laws of the Province of British Columbia, Canada. Freshly Pressed generates revenues by arranging the sale of reclaimed textiles to large, international wholesale buyers and, occasionally, to a small number of vintage clothing stores. The majority of our customers have been developed as a result of the efforts of Mr. McAdam.

During the next twelve months, we intend to focus on expanding and solidifying our business. We will focus on solidifying our supplier arrangements in the United States and on engaging in promotional activities in an attempt to strengthen company visibility and credibility.

Purchase and Sale of Reclaimed Textiles

Freshly Pressed conducts its business by facilitating the purchase and sale of reclaimed textiles and used clothes by its customers and suppliers. Generally, customers and/or suppliers will contact Freshly Pressed when seeking to buy or sell reclaimed textiles or used clothes. When Freshly Pressed is contacted by a customer, Mr. McAdam will contact Freshly Pressed’s suppliers in an effort to obtain the requested product. Likewise, when Freshly Pressed is approached by a supplier, Mr. McAdam will contact Freshly Pressed’s customer base in an effort to find a purchaser for the reclaimed textiles. In addition, as a result of business relationships established by Mr. McAdam with Freshly Pressed’s regular customers and suppliers, Freshly Pressed will regularly establish standing orders with its customers and suppliers rather than negotiating purchases and sales on an individual basis.

Once a purchaser and a supplier have been arranged, Freshly Pressed purchases the reclaimed textiles from the supplier and re-sells them to the customer. Freshly Pressed does not purchase supplies of reclaimed textiles from its suppliers unless a purchaser for those textiles has been pre-arranged. As such, Freshly Pressed does not maintain inventory and is able to forgo storage costs.

Generally, Freshly Pressed does not provide sorting services to its customers. Once the customer accepts possession of the reclaimed textiles, they are responsible for sorting the bulk shipment themselves. Generally, purchases of reclaimed textiles made by us are shipped to a port facility located close to the supplier. Once a shipment is received at the designated port facility, the customer takes full responsibility and we are no longer involved. All shipping costs, including the costs of shipping the reclaimed textiles from the supplier to the local port facility, are paid by the customer. However, we do offer logistical support in arranging domestic shipping from the supplier to the port facility.

Suppliers of Reclaimed Textiles

Freshly Pressed obtains its supply of reclaimed textiles (i.e. used clothing) from charitable institutions located throughout North America. These charitable institutions include local chapters of Goodwill Industries and the Salvation Army. In addition, we also source our supply from a number of smaller, local charitable organizations as well as private businesses. The majority of our reclaimed textiles currently come from the following charitable organizations: Goodwill of Portland, OR (approximately 19% of the goods supplied to us), Goodwill of Long Beach, CA (approximately 14%), Goodwill of Orange County, CA (approximately 16%), Salvation Army, Jersey City, NJ (approximately 15%), Salvation Army, Worchester, MA (approximately 8%), Salvation Army, Calgary, AB, Canada (approximately 23%). Approximately 5% of our reclaimed textiles come from private businesses. Freshly Pressed’s relationship with each of these suppliers is a result of the business development efforts of Mr. McAdam. The loss of any one or more of these suppliers could have a significantly negative effect on our business.

As is industry standard, Freshly Pressed does not have long-term purchase contracts in place with any of its suppliers. Depending upon the individual supplier, purchases are done either by verbal agreement or through written used clothing purchase agreements. Written used clothing purchase agreements are negotiated on a load-by-load basis. The price at which Freshly Pressed acquires reclaimed textiles will depend upon the prevailing market rate at the time of purchase. Generally speaking, used textiles are purchased as a commodity item, in bulk. Although the market price will tend to fluctuate depending upon supply and demand, we often attempt to set a fixed price for limited periods of time. This allows the parties to minimize the time spent on negotiations.

Customers for Reclaimed Textiles

The majority of Freshly Pressed’s revenues are generated by sales to large, wholesale customers who purchase reclaimed textiles by the pound, in bulk, and then ship them for resale to the ultimate retailer.

Most of the reclaimed textiles sourced and sold by Freshly Pressed wind up overseas, in Third World countries, where they are then sold by local retailers. The demand for used clothes in Third World countries is typically high as many people living in these countries are unable to afford new clothes. Although Freshly Pressed will provide assistance in procuring shipment of the reclaimed textiles from the supplier to a local port near that supplier, Freshly Pressed does not participate in the overseas shipping of those products.

Occasionally, Freshly Pressed also brokers the sale of vintage clothing items. Freshly Pressed does this by buying the vintage clothes wholesale from a domestic supplier and then selling them directly to the domestic used clothing retailer. Occasionally, the vintage clothing retailer will send their own employees or agents to accompany Mr. McAdam to the supplier’s facility where he or she will sort through the materials for the items the retailer desires. Mr. McAdam does not, generally, participate in the sorting of the reclaimed textiles. Sales to vintage clothing retailers account for less than 5% of our revenues.

During the period from our inception on November 15, 2004 to our fiscal year-end of August 31, 2005, approximately 92% of our revenues were generated by sales to two customers. International Used Clothing and Wipers Inc., based in Chicago, Illinois, accounted for approximately 56% of our revenues over that period. SK International Exports Ltd., based in Calgary, Alberta, Canada, accounted for approximately 36% of our revenues over that period. Both SK International and International Used Clothing continue to account for the majority of our revenues. As with its suppliers, Freshly Pressed does not have any fixed long-term sale contracts in place with any of its customers. The price at which Freshly Pressed sells reclaimed textiles is generally determined by prevailing market prices. Freshly Pressed’s relationships with these customers are the result of Mr. McAdam’s business development efforts. The loss of either of these customers would have a severely negative impact on our business.

COMPETITION

The reclaimed textiles market is highly competitive. The fragmented nature of this industry means that no single entity or group dominates the market for reclaimed textiles. However, the lack of significant barriers to entry means that Freshly Pressed competes with a number of other businesses for supplies of reclaimed textiles and for purchasers of those textiles. We have attempted to limit the competition that Freshly Pressed faces by not participating in the retail market for reclaimed textiles; however, the wholesale market in which Freshly Pressed does participate in remains highly competitive.

Freshly Pressed’s ability to compete in this industry is dependent upon its ability to generate and maintain professional relationships with suppliers and purchasers. Although we have a limited operating history, our President, Secretary, Treasurer and sole director, Greg McAdam, has substantial experience in reclaimed textiles and has developed a number of professional relationships within that industry. As such, Freshly Pressed’s ability to compete is currently dependent to a large degree on the efforts of Mr. McAdam. Over the next twelve months, we will attempt to increase Freshly Pressed’s profile within the industry in an attempt to develop greater brand recognition and enhance Freshly Pressed’s ability to compete.

SEASONALITY

Our business is not subject to any significant seasonal fluctuations. Internationally, any seasonal fluctuation in the regional demand for recycled textiles is generally offset by increased demand elsewhere. Domestically, the supply of recycled textiles from charitable donations remains fairly consistent throughout the year. However, our supply tends to slow down slightly in the 2 months after Christmas.

GOVERNMENT REGULATIONS

The effects of governmental regulations on our business are minimal. We do not engage in the solicitation of donations or in any international shipping efforts. As such, government restrictions typical to those types of operations do not apply to us.

EMPLOYEES

We have no employees as of the date of this prospectus. All of our business activities and the business activities of Freshly Pressed are carried out by Mr. McAdam. During the next twelve months, we will seek to hire one full-time sales professional. We expect that any such sales persons we hire will be paid solely by commissions based on the amount of sales that they generate.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not engaged in any research and development activities since our inception and to not expect to engage in any research and development activities in the foreseeable future.

SUBSIDIARIES

Our business is operated through our wholly owned subsidiary, Freshly Pressed. We do not have any other subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patents or trademarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATION

It is expected that we will spend approximately $15,000 over the next twelve months on expanding our business by developing relationships with new customers and suppliers, solidifying relationships with existing customers and suppliers and increasing our operative and sales volume capacities. Of this amount, we expect to spend approximately $7,500 on marketing and networking efforts. These efforts will include:

(1)	grass roots development efforts, including telephone and in-person networking;
(2)	upgrading our website, www.freshlypressedinc.com;
(3)	the production of promotional materials designed to be sent to prospective customers and suppliers; and
(4)	joining various industry trade associations in an effort to increase our profile within the industry.

The remaining $7,500 is expected to be used to enhance our operative capacity by increasing our ability to handle larger sales volumes.

In addition to these amounts, we estimate that we will spend approximately $15,000 - $25,000 over the next twelve months in meeting our obligations as a reporting company under the Securities Exchange Act of 1934.

We intend to pay for our plan of operation using a combination of our existing working capital and the revenues we earn from the sales of reclaimed textiles. However, we have not yet achieved profitable operations and there are no assurances that we will be able to do so in the future. As at February 28, 2006, we had a working capital surplus of $24,035. This amount is insufficient to fund our expected plan of operation and the expected costs of meeting our reporting obligations under the Securities Exchange Act. Unless we are able to earn net profits from our operations, of which there are no assurances, we will require additional financing. See “Future Financings,” below.

RESULTS OF OPERATIONS

Summary
	Period from Inception to	Six Months Ended
	August 31, 2005	February 28, 2006
Revenue	$132,033	$93,986
Cost of Sales	(106,886)	(74,166)
General and Administrative Expenses	(41,234)	(54,394)
Net Loss Before Taxes	$(16,087)	$(34,574)

Revenues

Due to our limited operating history, we are unable to accurately forecast future revenues and readers are cautioned that our past operating results may not be indicative of future performance.

Revenues are earned by us by the sale of reclaimed textile products to wholesale purchasers and occasionally to vintage clothing stores. Our revenues are dependent upon our ability to obtain supplies of reclaimed textiles and generalized consumer demand for reclaimed textiles. Our supply is dependent largely on the amount of used clothing donated to charities. Our supply of used clothing is generally not subject to any significant seasonal fluctuations, although there tend to be slight declines in donations in the two months after Christmas. Used clothing donations tend to be affected by randomly occurring high profile relief efforts, such as relief efforts underway for Hurricanes Katrina and Rita, as well as relief efforts underway for victims of the 2004 tsunami in South East Asia and victims of the recent earthquakes in Pakistan.

Our ability to locate purchasers for supplies of reclaimed textiles is also dependent upon consumer spending patterns. However, because we sell to a number of wholesale purchasers who then ship the product overseas, we believe that we will be able to withstand local fluctuations in spending patterns.

Cost of Sales

Cost of sales for the period from inception to August 31, 2005 consisted of $103,136 paid by us to purchase used clothing products from various charities as well as $3,750 paid in connection with shipping those products to our customers’ facilities. Cost of sales for the six months ended February 28, 2006 consisted of $70,011 paid by us to purchase used clothing products as well as $4,155 paid on account of shipping fees.

Our costs of sales are directly related to the volume of our sales of reclaimed textiles. If we are successful in expanding our sales volumes, of which there are no assurances, it is expected that our costs of sales will increase proportionately.

General and Administrative Expenses

Our general and administrative expenses for the period from inception to August 31, 2005 and for the six month period ended February 28, 2006 consisted of the following:

	Period from Inception	Six Months Ended
	to August 31, 2005	February 28, 2006
Accounting and Audit Fees	$11,972	$18,245
Bank Charges and Interest	552	716
Consulting	--	3,186
Executive Compensation	20,722	14,479
Filing	--	1,309
Legal Fees	4,563	11,709
Office and Administration	1,486	1,752
Organization Costs	790	--
Rent	570	570
Telephone	579	861
Transfer Agent	--	1,245
Travel and Promotion	--	322
Total General and Administrative Expenses	$41,234	$54,394

We anticipate that our general and administrative expenses will increase in the near future as we attempt to expand our business.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital
	At August 31, 2005	At February 28, 2006
Current Assets	$102,201	$70,727
Current Liabilities	(44,160)	(46,692)
Working Capital	$58,041	$24,035

Cash Flows
	Period from Inception to	Six Months Ended
	August 31, 2005	February 28, 2006
Cash Flows From (Used In) Operating Activities	$(4,161)	$(5,933)
Cash Flows From (Used In) Investing Activities	(1,608)	--
Cash Flows From (Used In) Financing Activities	81,083	(9,546)
Foreign Currency Effects	194	557
Net Increase (Decrease) in Cash	$75,508	$(14,922)

As of August 31, 2005, we had cash of $75,508 and accounts receivable of $26,468. As at February 28, 2006, we had cash of $60,586 and accounts receivable of $9,283.

We hope to be able to finance our plan of operation and business activities for the next twelve months using a combination of our anticipated revenue during that period and our existing working capital. However, as at February 28, 2006, we had a working capital surplus of only $24,035, which is less than the amounts that we anticipate spending on our plan of operation for the next twelve months and the anticipated costs of meeting our obligations as a reporting company under the Securities Exchange Act of 1934. To date, we have not earned net profits from our operations and there are no assurances that we will be able to earn profits in the future. In addition, due to our limited operating history, we are unable to accurately forecast future revenues. As such, we anticipate that there is a substantial likelihood that we will require additional financing in order to fund our plan of operation and business activities over the next twelve months.

Future Financings

We anticipate that additional funding, if required, will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional expenditures. We do not currently have any arrangements in place for any future equity financing. Our limited operating history and our lack of significant tangible capital assets makes it unlikely that we will be able to obtain significant debt financing in the near future.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any real property or other significant property. We currently rent an office space consisting of 100 square feet, located at 301 West Holly Street, D-15, Bellingham, WA 98225, at a cost of approximately $95 per month. This rental is on a month-to-month basis with no formal agreements.

Freshly Pressed’s Vancouver office space, located at 902-1022 Nelson Street, Vancouver, BC V6E 4S7, consists of approximately 60 square feet. Mr. McAdam donates this office space to us at no charge.

Our month-to-month rental arrangements will allow us flexibility in moving if we employ more personnel, however, we believe these facilities are adequate in size to handle all of our current operations for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 4, 2005, we issued 6,000,000 shares of common stock to Greg McAdam at a price of $0.001 per share, for total proceeds of $6,000. Mr. McAdam is our sole director and our President, Secretary and Treasurer. By virtue of his participating in the founding and organizing of our company, Mr. McAdam may also be considered to be a promoter of our company, as defined in Rule 405 of the Securities Act. These shares were issued pursuant to Section 4(2) of the Securities Act. The 6,000,000 shares of common stock are restricted shares as defined in the Securities Act. Mr. McAdam is a sophisticated individual and, as a promoter of our company, was in a position to access relevant and material information regarding our operations.

Also pursuant to an agreement dated effective February 4, 2005, we acquired all of the issued and outstanding shares of Freshly Pressed from Mr. McAdam at a purchase price of $7,500 CDN. The purchase price was paid by the issuance of a promissory note in the principal amount of $7,500 CDN. This promissory note was repaid on April 28, 2005. The purchase price paid by us for Freshly Pressed of $7,500 CDN was equal to the approximate net asset value of Freshly Pressed as of the effective date of the acquisition agreement. The net asset value of Freshly Pressed was determined using the unaudited internal financial statements of Freshly Pressed.

Eric McAdam and Penny McAdam, two of the selling security holders, are the parents of Greg McAdam. In connection with the financing under which shares of our common stock were sold to the selling security holders, an aggregate of 250,000 shares of our common stock were sold to Eric and Penny McAdam at a price of $0.02 per share.

Effective September 1, 2005, Freshly Pressed entered into a management services agreement (the “Management Services Agreement”) with Greg McAdam. Pursuant to the Management Services Agreement, Mr. McAdam received a management fee of $2,900 CDN (approximately $2,356 USD) for the month of September 2005 and a management fee of $2,800 CDN (approximately $2,275 USD) per month thereafter. In consideration for the management fee, Mr. McAdam has agreed to manage, supervise and co-ordinate the daily business operations of Freshly Pressed. The Management Services Agreement extends for a period of one year beginning on September 1, 2005 and may be terminated at any time by either party by providing written notice of such termination. In determining the amount of the management fee, we took into consideration the amount that would have to be paid to a non-affiliated person for the same services provided by Mr. McAdam, the value to us and Freshly Pressed of the services provided by Mr. McAdam, and our current lack of profitability. We believe that the management fees being paid to Mr. McAdam are appropriate based on the amount of time spent by Mr. McAdam in managing Freshly Pressed and its current financial position. If our financial condition improves substantially, of which there is no assurance, we may increase the management fee that we pay to Mr. McAdam to an amount more commensurate with the services being provided by him.

Except as described above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters; and
  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our common stock will be traded on the OTC Bulletin Board or, even if our application for trading is approved, that a public market will ever materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had forty nine (49) stockholders of record.

Rule 144 Shares

Subject to the manner of sale, notice and availability of current public information requirements of Rule 144 of the Securities Act, there are currently 94,875 shares of our common stock currently available for resale under Rule 144.

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. None of the shares of our common stock are presently available to be sold by shareholders in compliance with Rule 144(k).

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Registration Rights

We have not granted registration rights to the selling security holders or to any other persons.

We are paying the expenses of the offering because we are seeking to:

(i)	become a reporting company with the SEC under the Exchange Act; and

(ii)	enable our common stock to be traded on the OTC Bulletin Board.

We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares of our common stock on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, if we are not able to generate significant profits or if the revenues earned by us fall short of our predictions, we will require additional financing for operational expenses. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through August 31, 2005.

Name	Title	Annual Compensation				Long Term Compensation
		Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Greg McAdam	President, Secretary, Treasurer, and Director	2005	$20,722	$0	$0	$0	$0	$0	$0

We have not paid any other compensation or granted any other compensation rewards to our executive officers or directors during the period from inception through to August 31, 2005. Effective September 1, 2005, Freshly Pressed entered into a management services agreement (the “Management Services Agreement”) with Mr. McAdam. Pursuant to the Management Services Agreement, we agreed to pay to Mr. McAdam management fees of $2,900 CDN (approximately $2,356 USD) for the month of September 2005 and management fees of $2,800 CDN (approximately $2,275 USD) per month thereafter. The Management Services Agreement extends for a term of one year beginning on September 1, 2005 and does not contain any compensatory arrangements with respect to the early termination of the agreement or any change in control provisions.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the period from inception to August 31, 2005, including:		F-1

	(a)	Auditors’ Report;	F-2

	(b)	Consolidated Balance Sheet as at August 31, 2005;	F-3

	(c)	Consolidated Statement of Operations for the period from November 15, 2004 (Date of Inception) to August 31, 2005;	F-4

	(d)	Consolidated Statement of Cash Flows for the period from November 15, 2004 (Date of Inception) to August 31, 2005;	F-5

	(e)	Consolidated Statement of Stockholders’ Equity for the period from November 15, 2004 (Date of Inception) to August 31, 2005; and	F-6

	(f)	Notes to the Consolidated Financial Statements.	F-7

2.	Unaudited financial statements for the six month period ended February 28, 2006, including:		F-12

	(a)	Interim Consolidated Balance Sheets as at February 28, 2006 and August 31, 2005;	F-13

(b)

Interim Consolidated Statement of Operations for the three months ended February 28, 2006 and 2005, for the six months ended February 28, 2006 and for the period from November 15, 2004 (Date of Inception) to February 28, 2005;

F-14

	(c)	Interim Consolidated Statement of Cash Flows for the six months ended February 28, 2006 and for the period from November 15, 2004 (Date of Inception) to February 28, 2005;	F-15

	(d)	Interim Consolidated Statement of Stockholders’ Equity for the period from November 15, 2004 (Date of Inception) to February 28, 2006; and	F-16

	(e)	Notes to the Interim Consolidated Financial Statements.	F-17

EAGLE RIDGE VENTURES INC.

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2005

(Stated in US Dollars)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Eagle Ridge Ventures Inc.

We have audited the accompanying consolidated balance sheet of Eagle Ridge Ventures Inc. and its subsidiary as of August 31, 2005 and the related consolidated statements of operations, cash flows and stockholders’ equity for the period November 15, 2004 (Date of Inception) to August 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Ridge Ventures Inc. and its subsidiary as of August 31, 2005 and the results of their operations and their cash flows for the period November 15, 2004 (Date of Inception) to August 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Vancouver, Canada	“AMISANO HANSON”
November 15, 2005	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

EAGLE RIDGE VENTURES INC.
CONSOLIDATED BALANCE SHEET
August 31, 2005
(Stated in US Dollars)

2005
ASSETS

Current
Cash	$75,508
Accounts receivable	26,468
Prepaid expenses	225

$102,201

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 9	$32,356
Due to related parties – Note 4	10,462
Corporation income taxes payable	1,342

44,160

STOCKHOLDERS’ EQUITY

Common stock - $0.001 par value – Note 3
75,000,000 shares authorized
9,487,500 shares issued and outstanding	9,487
Additional paid-in capital	65,789
Accumulated deficit	(17,429)
Accumulated foreign currency translation adjustments	194

58,041

$102,201

Nature and Continuance of Operations – Note 1
Subsequent Event – Note 1

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
CONSOLIDATED STATEMENT OF OPERATIONS
for the period November 15, 2004 (Date of Inception) to August 31, 2005
(Stated in US Dollars)

November 15,
2004 (Date of
Inception) to
August 31,
2005

Revenue
Sales	$132,033

Cost of sales
Purchases	103,136
Freight	3,750

106,886

Gross profit	25,147

General and administrative expenses
Accounting and audit fees	11,972
Bank charges and interest	552
Executive compensation – Note 4	20,722
Legal fees	4,563
Office and administration	1,486
Organization costs	790
Rent	570
Telephone	579

(41,234)

Loss before corporation income taxes	(16,087)

Corporation income taxes	(1,342)

Net loss for the period	$(17,429)

Basic and diluted loss per share	$(0.00)

Weighted average number of shares outstanding	3,189,593

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period November 15, 2004 (Date of Inception) to August 31, 2005
(Stated in US Dollars)

November 15,
2004 (Date of
Inception) to
August 31,
2005

Operating Activities
Net loss for the period	$(17,429)
Changes in non-cash working capital balances related
to operations
Accounts receivable	(19,127)
Prepaid expenses	(225)
Accounts payable and accrued liabilities	31,278
Corporation income taxes payable	1,342

(4,161)

Investing Activity
Acquisition of subsidiary, net of cash acquired – Note 6	(1,608)

Financing Activities
Proceeds from issuances of common shares	75,750
Due to related parties	5,333

81,083

Foreign currency translations effect on cash	194

Increase in cash during the period	75,508

Cash, beginning of the period	-

Cash, end of the period	$75,508

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
for the period November 15 , 2004 (Date of Inception) to August 31, 2005
(Stated in US Dollars)

					Accumulated
					Foreign
			Additional		Currency
	Common Stock		Paid-in	Accumulated	Transalation
	Number	Par Value	Capital	Deficit	Adjustments	Total

Issued for cash:
At initial capitalization - at $0.001	6,000,000	$6,000	$-	$-	$-	$6,000
Pursuant to private placements
- at $0.02	3,487,500	3,487	66,263	-	-	69,750
Net loss for the period	-	-	-	(17,429)	-	(17,429)
Foreign currency translation
adjustment	-	-	-	-	194	194
Deemed dividend - Note 6	-	-	(474)	-	-	(474)

Balance, August 31, 2005	9,487,500	$9,487	$65,789	$(17,429)	$194	$58,041

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2005
(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

Eagle Ridge Ventures Inc. (the Company or Eagle Ridge) was incorporated on November 15, 2004 under the laws of the State of Nevada, USA.

The Company owns 100% of the issued and outstanding common shares of Freshly Pressed Enterprises Inc. (Freshly Pressed), a British Columbia, Canada company incorporated on September 30, 2004, whose business is sourcing, selling and shipping cargo containers of reclaimed textiles to developing countries.

The Company intends to file a prospectus with the Securities and Exchange Commission on form SB-2 for the registration of up to 3,487,500 common shares at a proposed maximum offering price of $0.03 per share, subject to regulatory approval. These shares will be sold by existing shareholders and the Company will not receive any proceeds from this sale. The Company also intends to seek a listing on the United States Over-the- Counter Bulletin Board.

Note 2	Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

The consolidated financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

a)	Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary, Freshly Pressed Enterprises, Inc. All inter- company transactions and balances have been eliminated.

b)	Foreign Currency Translation

The Company’s wholly-owned subsidiary translates amounts from its functional currency, Canadian dollars, to the reporting currency, United States dollars, in accordance with the Statement of Financial Accounting Standards (“FAS”) No. 52, “Foreign Currency Translation”. At each balance sheet date, recorded balances that are denominated in a currency other than the reporting currency are adjusted to reflect the current exchange rate which may give rise to a foreign currency translation adjustment accounted for as a separate component of stockholders’ equity.

Eagle Ridge Ventures Inc.
Notes to the Consolidated Financial Statements
August 31, 2005
(Stated in US Dollars)

Note 2	Significant Accounting Policies – (cont’d)

b)	Foreign Currency Translation – (cont’d)

Transactions undertaken in currencies other than the reporting currency are translated at the exchange rate in effect as of the transaction date. Any exchange gains or losses are included in the statement of operations.

c)	Revenue Recognition and Accounts Receivable

The Company recognizes sales when the following criteria are met: persuasive evidence of an agreement exists, shipment has occurred, the price to the buyer is fixed and determinable and collectibility is reasonably assured. Shipping and handling charges billed to customers are included in revenue, and the related shipping and handling costs are included in cost of goods sold.

Accounts receivable consists of receivables from customers. The Company does not provide allowances for merchandise returns or claims due to the nature of the goods sold (reclaimed textiles), however, the Company does provide an allowance for doubtful accounts and through periodic evaluations of the aging of accounts receivable.

d)	Organization Costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” whereby organization and initial costs incurred with the incorporation and initial capitalization of the Company are charged to operations as incurred.

e)	Income Taxes

The Company follows FAS No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Eagle Ridge Ventures Inc.
Notes to the Consolidated Financial Statements
August 31, 2005
(Stated in US Dollars)

Note 2	Significant Accounting Policies – (cont’d)

f)	Basic and Diluted Loss Per Share

The Company computes net loss per share in accordance with FAS No. 128, "Earnings Per Share" (“FAS 128”). FAS 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the year including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

g)	Financial Instruments

The carrying values of cash, accounts receivable, accounts payable and accrued liabilities and due to related parties approximate their carrying values due to the short-term maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

h)	New Accounting Standards

Management does not believe that any recently issued but not effective accounting standards if currently adopted could have a material affect on the accompanying financial statements.

Note 3	Capital Stock – Note 4

During the period from November 15, 2004 (Date of Inception) to August 31, 2005, the Company issued 9,487,500 common shares for proceeds of $75,750. Included in these share issuances were 6,350,000 common shares issued to directors and former directors of the Company for proceeds of $13,000.

At August 31, 2005 there were no outstanding stock options or warrants.

Note 4	Related Party Transactions – Notes 3 and 6

The President of the Company provides management services to the Company. During the period ended August 31, 2005, the Company incurred $20,722 for executive compensation.

Eagle Ridge Ventures Inc.
Notes to the Consolidated Financial Statements
August 31, 2005
(Stated in US Dollars)

Note 4	Related Party Transactions – Notes 3 and 6 – (cont’d)

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

The amounts due to related parties are due to directors and former directors of the Company and represent cash advances and unpaid compensation. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

Note 5	Income Taxes

The following table summarizes the significant components of the Company’s deferred tax assets:

2005

Statutory tax rate	15%
Deferred tax assets
Non-capital loss carryforward	$2,065
Less: valuation allowance	(2,065)
$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely-than-not to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

At August 31, 2005, the Company has a tax loss carryforward of $13,768 which will expire in 2025, the benefit of which has not been recorded in these financial statements.

Note 6	Acquisition of Freshly Pressed Enterprises Inc.

By agreement dated February 4, 2005, the Company acquired 100% of the issued and outstanding common shares of Freshly Pressed for cash of $6,058 (Cdn$7,500). The controlling shareholder of the Company was also the controlling shareholder of Freshly Pressed at the date of acquisition. The subsidiary’s business is sourcing, selling and shiping cargo containers of reclaimed textiles to developing countries. The acquisition was completed on February 15, 2005 and has been accounted for as a transfer of shares between entities under common control. These consolidated financial statements include the operations of Freshly Pressed from the date of commencement of the business of the Company, February 4, 2005. The amount paid in excess of the carrying value of the assets of Freshly Pressed is deemed to be a dividend paid to the controlling shareholder of the Company. The carrying value of the net assets of Freshly Pressed at the date of acquisition were as follows:

Eagle Ridge Ventures Inc.
Notes to the Consolidated Financial Statements
August 31, 2005
(Stated in US Dollars)

Note 6	Acquisition of Freshly Pressed Enterprises Inc. – (cont’d)

Cash	$4,450
Accounts receivable	7,341
Accounts payable	(1,078)
Due to related parties	(5,129)

Net assets	5,584
Acquisition price	6,058

Deemed dividend	$474

Note 7	Segmented Information

Revenues by geographic segment are as follows:

Canada	$57,975
United States of America	74,058

$132,033

Two customers accounted for 92% of revenues; 56% and 36% respectively.

Note 8	Financial Instruments

a)	Credit Risk:

The Company provides credit to its clients in the normal course of operations. It carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent losses.

b)	Foreign Currency Risk:

The Company is exposed to fluctuations in foreign currencies through accounts receivable and accounts payable to be settled in Canadian dollars. The Company monitors this exposure, but had no hedge positions at August 31, 2005.

Note 9	Accounts Payable and Accrued Liabilities

2005
Accounts payable	$21,592
Accrued liabilities	10,764
$32,856

EAGLE RIDGE VENTURES INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2006

(Unaudited)

 (Stated in US Dollars)

EAGLE RIDGE VENTURES INC.
INTERIM CONSOLIDATED BALANCE SHEETS
February 28, 2006 and August 31, 2005
(Unaudited)
(Stated in US Dollars)

	February 28,	August 31,
	2006	2005

ASSETS

Current
Cash	$60,586	$75,508
Accounts receivable	9,283	26,468
Prepaid expenses	858	225

	$70,727	$102,201

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 6	$45,776	$32,356
Due to related parties	916	10,462
Corporation income taxes payable	-	1,342

	46,692	44,160

STOCKHOLDERS’ EQUITY

Common stock - $0.001 par value – Note 3
75,000,000 shares authorized
9,487,500 shares issued and outstanding (August 31, 2005 – 9,487,500)	9,487	9,487
Additional paid-in capital	65,789	65,789
Accumulated deficit	(51,992)	(17,429)
Accumulated foreign currency translation adjustments	751	194

	24,035	58,041

	$70,727	$102,201

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended February 28, 2006 and 2005,
for the six months ended February 28, 2006 and
for the period November 15, 2004 (Date of Inception) to February 28, 2005
(Unaudited)
(Stated in US Dollars)

				November 15,
			Six months	2004 (Date of
	Three months ended		ended	Inception) to
	February 28,		February 28,	February 28,
	2006	2005	2006	2005

Revenue
Sales	$35,387	$-	$93,986	$-

Cost of sales
Purchases	26,154	1,130	70,011	1,130
Freight	843	-	4,155	-

	26,997	1,130	74,166	1,130

Gross profit	8,390	(1,130)	19,820	(1,130)

General and administrative expenses
Accounting and audit fees	13,661	123	18,245	123
Bank charges and interest	383	99	716	99
Consulting	3,186	-	3,186	-
Executive compensation – Note 4	7,268	-	14,479	-
Filing	1,094	-	1,309	-
Legal fees	11,226	4,050	11,709	4,050
Office and administration	1,178	260	1,752	260
Organization costs	-	-	-	790
Rent	285	-	570	-
Telephone	529	-	861	-
Transfer agent	1,245	-	1,245	-
Travel and promotion	24	-	322	-

	(40,079)	(4,532)	(54,394)	(5,322)

Loss before corporation income taxes	(31,689)	(5,662)	(34,574)	(6,452)

Corporation income taxes	11		11

Net loss for the period	(31,678)	(5,662)	(34,563)	(6,452)

Foreign currency translation adjustment	461	-	557	-

Comprehensive loss	$(31,217)	$(5,662)	$(34,006)	$(6,452)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares outstanding	9,487,500	1,866,667	9,487,500	1,600,000

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six months ended February 28, 2006 and
for the period November 15, 2004 (Date of Inception) to February 28, 2005
(Unaudited)
(Stated in US Dollars)

		November 15,
	Six months	2004 (Date of
	ended	Inception) to
	February 28,	February 28,
	2006	2005

Operating Activities
Net loss for the period	$(34,563)	$(6,452)
Changes in non-cash working capital balances related
to operations:
Accounts receivable	17,185	(7,380)
Prepaid expenses	(633)	-
Accounts payable and accrued liabilities	13,420	7,604
Corporation income taxes payable	(1,342)	-

	(5,933)	(6,228)

Investing Activity
Acquisition of subsidary, net of cash acquired – Note 7	-	(1,608)

Financing Activities
Capital stock issued	-	6,000
Increase (decrease) in due to related parties	(9,546)	12,075

	(9,546)	18,075

Foreign currency translations effect on cash	557	-

Increase (decrease) in cash during the period	(14,922)	10,239

Cash, beginning of the period	75,508	-

Cash, end of the period	$60,586	$10,239

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
for the period November 15, 2004 (Date of Inception) to February 28, 2006
(Unaudited)
(Stated in US Dollars)

					Accumulated
					Foreign
			Additional		Currency
	Common Stock		Paid-in	Accumulated	Transalation
	Number	Par Value	Capital	Deficit	Adjustments	Total

Issued for cash:
At initial capitalization - at $0.001	6,000,000	$6,000	$-	$-	$-	$6,000
Pursuant to private placements - at $0.02	3,487,500	3,487	66,263	-	-	69,750
Net loss for the period	-	-	-	(17,429)	-	(17,429)
Foreign currency translation adjustment	-	-	-	-	194	194
Deemed dividend – Note	-	-	(474)	-	-	(474)

Balance, August 31, 2005	9,487,500	9,487	65,789	(17,429)	194	58,041

Net loss for the period	-	-	-	(34,563)	-	(34,563)
Foreign currency translation adjustment	-	-	-	-	557	557

Balance, February 28, 2006	9,487,500	$9,487	$65,789	$(51,992)	$751	$24,035

SEE ACCOMPANYING NOTES

EAGLE RIDGE VENTURES INC.
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2006
(Unaudited)
(Stated in US Dollars)

Note 1	Interim Financial Statements

While the information presented in the accompanying interim six months consolidated financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with the accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the Company’s August 31, 2005 annual consolidated financial statements. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company’s August 31, 2005 annual financial statements.

Operating results for the six months ended February 28, 2006 are not necessarily indicative of the results that can be expected for the year ended August 31, 2006.

Note 2	Nature of Operations

The Company was incorporated on November 15, 2004 under the laws of the State of Nevada, USA.

The Company owns 100% of the issued and outstanding common shares of Freshly Pressed Enterprises Inc. (Freshly Pressed), a British Columbia, Canada company incorporated on September 30, 2004, whose business is sourcing, selling and shipping cargo containers of reclaimed textiles to developing countries.

The Company intends to file a prospectus with the Securities and Exchange Commission on form SB-2 for the registration of up to 3,487,500 common shares at $0.03 per share, subject to regulatory approval. These shares will be sold by existing shareholders and the Company will not receive any proceeds from this sale. The Company also intends to seek a listing on the United States Over-the-Counter Bulletin Board.

Note 3	Capital Stock

During the period from November 15, 2004 (Date of Inception) to August 31, 2005, the Company issued 9,487,500 common shares for proceeds of $75,750. Included in these share issuances were 6,350,000 common shares issued to directors and former directors of the Company for proceeds of $13,000.

At February 28, 2006, there were no outstanding stock options or warrants.

Eagle Ridge Ventures Inc.
Notes to the Interim Consolidated Financial Statements
February 28, 2006
(Unaudited)
(Stated in US Dollars)

Note 4	Related Party Transactions – Note 3

The President of the Company provides management services to the Company. During the six months ended February 28, 2006, the Company incurred $14,479 (February 28, 2005: $Nil) for executive compensation.

The amounts due to related parties are due to directors and former directors of the Company and represent cash advances and unpaid compensation. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

Note 5	Segmented Information

Revenues by geographic segment were as follows:

	Six months ended
	February 28,
	2006	2005

Canada	$16,480	$-
United States of America	77,506	-

	$93,986	$-

Two customers accounted for 95% of revenues, 82% and 13% respectively.

Note 6	Accounts Payable and Accrued Liabilities

	February 28,	August 31,
	2006	2005

Accounts payable	$37,396	$21,592
Accrued liabilities	8,380	10,764

	$45,776	$32,356

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

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SUBJECT TO COMPLETION, DATED JUNE 9, 2006

PROSPECTUS

EAGLE RIDGE VENTURES INC.

3,487,500 SHARES COMMON STOCK

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Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to provide any information or make any representation about Eagle Ridge Ventures Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors may be indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our Bylaws.

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Eagle Ridge.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Eagle Ridge, even if they are unsuccessful in defending that action, if the officer or director:

  is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

  acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Eagle Ridge, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful.

However, with respect to actions brought by or on behalf of Eagle Ridge against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Eagle Ridge, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the NRS, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers. Our Bylaws further provide that we are not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorized by our Board of Directors,

(iii)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the general corporate laws of Nevada, or

(iv)	such indemnification is required to be made pursuant to our Bylaws.

Our Bylaws also provide that we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

The NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	($)
SEC Registration Fee	$15
Transfer Agent Fees	$1,000
Accounting fees and expenses	$20,000
Legal fees and expenses	$15,000
Miscellaneous	$5,000
Total	$41,015

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We issued 6,000,000 shares of common stock on February 4, 2005 to Greg McAdam at a price of $0.001 per share, for total proceeds of $6,000. Mr. McAdam is our sole Director and our President, Secretary and Treasurer. These shares were issued pursuant to Section 4(2) of the Securities Act. This issuance was made to Mr. McAdam who is a sophisticated individual and, as a promoter of our company, was in a position to access relevant and material information regarding our operations.

We completed an offering of 3,487,500 shares of our common stock at a price of $0.02 per share to a total of 48 purchasers known to our director on August 31, 2005. The total amount we received from this offering was $69,750. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a not a “US person” as defined in Regulation S and that they were not acquiring shares for the account or benefit of such a “US person.” We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation.(1)
3.2	Bylaws, as amended.(1)
4.1	Form of Share Certificate.(1)
5.1	Opinion of O’Neill Law Group PLLC with consent to use.(1)
10.1	Share Purchase Agreement between Freshly Pressed Enterprises Inc. and Eagle Ridge Ventures Inc. dated February 4, 2005.(1)
10.2	Management Services Agreement between Freshly Pressed Enterprises Inc. and Greg McAdam dated September 1, 2005.(1)
21.1	List of Subsidiaries.(1)
23.1	Consent of Amisano Hanson, Chartered Accountants.

(1) Filed as an exhibit to our registration statement on Form SB-2 filed with the SEC on February 21, 2006.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.

2.

To, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on June 9, 2006.

EAGLE RIDGE VENTURES INC.

By:	/s/ Greg McAdam
GREG McADAM
President, Secretary and Treasurer
(Principal Executive Officer, Principal
Financial Officer and Principal Accounting
Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

Chief Executive Officer, Chief Financial Officer,
President, Secretary, Treasurer
/s/ Greg McAdam	and Director	June 9, 2006
GREG McADAM	(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)